MODIFICATION AGREEMENT DATED DECEMBER 14, 2012

TO

PROMISSORY NOTE

This MODIFICATION AGREEMENT DATED DECEMBER 14, 2012 is made as of December 14, 2012 between Infinite Group, Inc., a Delaware corporation with offices at 60 Office Park Way, Pittsford, NY 14534 (“Borrower”) and Dan Cappa, an individual residing at 150 Dozier Lane, Rochester, NY 14622 (the “Lender”).

WHEREAS, the Lender is the holder of a Promissory Note in the principal amount of $200,000 dated June 13, 2008 issued by the Borrower to the Lender, and is subject to Modification Agreement No. 1 dated December 31, 2009 acknowledging the reduction in the principal balance to $175,000 and allowing for the conversion of principal to shares of common stock of Borrower, and is subject to Modification Agreement No. 2 dated December 31, 2010 providing for repayment of principal and accrued and unpaid interest on January 1, 2013, (the “Note”); and

WHEREAS, the parties desire to further modify the terms and conditions of the Note as follows:

NOW, THEREFORE, the parties agree as follows:

1)	The Note is modified to provide that the time at which the entire principal balance of $175,000 and accrued and unpaid interest shall be due and payable is January 1, 2016.

2)	Except as modified by this Agreement, all of the terms, covenants and conditions of the Note shall remain the same.

In witness whereof, Borrower and the Lender have executed this Agreement under the day and year first written above.

INFINITE GROUP, INC.

/s/ James Villa
By: James Villa, President

/s/ Dan Cappa
Dan Cappa